EXHIBIT 99.1

JAKKS Pacific Announces Self-Tender for its Common Stock and Increase in Size of Board pursuant to Agreement with Clinton Group

MALIBU, Calif., Apr 23, 2012–JAKKS Pacific, Inc. (NASDAQ: JAKK) (the "Company") today announced that its Board of Directors (the "Board") had taken the following actions:

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approved, subject to certain conditions, a tender offer to its shareholders to purchase common stock of the Company with an aggregate value of at least $80,000,000 at a price per share equal to at least $20.00 per share. The Company will use reasonable efforts to commence the self-tender offer no later than May 25, 2012,

•	approved an increase in the number of directors from six to eight,

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approved the election of Peter Reilly as an independent director to fill one of the new board seats, and his appointment to the Nominating and Corporate Governance Committee and Audit Committee of the Board, and authorized the Company to conduct a search for an additional independent director, and

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authorized representatives of the Company to meet with Oaktree Capital Management, L.P. ("Oaktree"), and to provide Oaktree with information about the Company, which Oaktree has requested of the Company, subject to execution of a customary confidentiality agreement.

The Company also announced that it entered an agreement with Clinton Group, Inc. and its affiliated funds ("Clinton Group") which provides for the foregoing actions. Clinton Group agreed to certain standstill restrictions until 60 days prior to the 2013 annual meeting of the Company's stockholders, and agreed to support and vote for the incumbent Board of Directors of the Company (the "Board") at the 2012 annual meeting of the Company's stockholders and, until the expiration of the standstill period, in connection with any special meeting or written consent solicitation. As part of the Agreement with Clinton Group the Company also agreed that the new additional independent director would be subject to Clinton Group's reasonable approval.

"The self-tender approved by the Board is responsive to requests by many of our shareholders that the Company use part of its large cash balances to repurchase its shares, and the addition of new independent directors is also responsive to shareholders' interests," said Stephen Berman, the Company's Chief Executive Officer, President, Secretary and Director. "The Board and management remain committed to their goal of maximizing shareholder value."

The Company noted that it has not commenced the self-tender offer, and that the description of the tender offer contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. There can be no assurance that any tender offer will be commenced or if commenced that it will be consummated.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS' diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products,

Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific(R), Creative Designs International(TM), Road Champs(R), Funnoodle(R), JAKKS Pets(TM), Plug It In & Play TV Games(TM), Kids Only!(TM), Tollytots(R) and Disguise(TM). JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney(R), Nickelodeon(R), Warner Bros.(R), Ultimate Fighting Championship(R), Hello Kitty(R), Graco(R), Cabbage Patch Kids(R) and Pokemon(R).
www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act")) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The cautionary statements provided above are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act for any such forward-looking information.

Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

Contact:

JAKKS Pacific, Inc.
Joel Bennett
(310) 455-6210